Exhibit 99.1

Old Second Bancorp, Inc.	For Immediate Release
(NASDAQ: OSBC)	April 25, 2012

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces First Quarter 2012 Results

Continues to maintain strong capital ratios, prudent asset quality management and expense control.

AURORA, IL, April 25, 2012 — Old Second Bancorp, Inc. (the “Company” or “Old Second”) (NASDAQ: OSBC), parent company of Old Second National Bank (the “Bank”), today announced results of operations for the first quarter of 2012.  The Company reported a net loss of $3.0 million, compared to a net loss of $3.1 million in the first quarter of 2011.  The Company’s net loss available to common shareholders of $4.2 million, or $0.30 per diluted share, for the quarter compared to a net loss available to common shareholders of $4.3 million, also $0.30 per diluted share, in the first quarter of 2011.

The Company’s $6.1 million provision for loan losses for the first quarter of 2012 compared to a $4.0 million provision in the first quarter of 2011.  The allowance for loan losses was 37.95% of nonperforming loans as of March 31, 2012 an improvement from 37.42% as of December 31, 2011 and compared to 37.89% a year earlier.

“We continue to improve against our established goals and to exceed the capital ratio objectives in our OCC agreement for both our leverage and total capital ratio” said Bill Skoglund, Chairman and CEO.

“As of March 31, 2012, the Bank’s leverage ratio was 9.22%, down 12 basis points from December 31, 2011, and 47 basis points above the 8.75% objective in our OCC agreement.  The Bank’s total capital ratio was 12.88%, down 9 basis points from December 31, 2011, and 163 basis points above the objective of 11.25% in our OCC agreement.”

“Another quarter over quarter decline in nonperforming assets continues a trend found in 2011 and reflects our ongoing hard work and progress,” continued Skoglund.  Local and national economies continue to improve slowly and in an uncertain manner, but we will find more and better opportunities to provide outstanding service to our customers and to return our organization to profitability as our local markets stabilize,” he said.

Old Second further improved its overall asset quality by adding more than $50 million in available for sale securities under its managed investment program.  As the Company’s business plan continues to evolve back to a growth strategy, the structure of its profit centers evolves to meet changing goals.  This month, the Commercial Bank will move to a regional approach to better serve customers and to expand development opportunities, with Commercial lenders partnering with their Retail colleagues on Business Banking relationships.

2012 Financial Highlights/Overview

Earnings

•                  First quarter net loss before taxes of $3.0 million compared to a net loss before taxes of $3.1 million in the same quarter of 2011.

•                  First quarter net loss to common stockholders of $4.2 million compared to a net loss to common stockholders of $4.3 million in the same quarter of 2011.

•                  The tax-equivalent net interest margin was 3.48% during the first quarter of 2012 compared to 3.50% in the same quarter of 2011, and reflected an increase of 4 basis points compared to the fourth quarter of 2011.

•                  Noninterest income of $10.5 million was $1.5million higher for the quarter ended March 31, 2012, as compared to 2011 reflecting higher mortgage sale and OREO lease revenues.

•                  Noninterest expenses of $22.5 million were $2.1 million or 8.7% lower in the quarter ended March 31, 2012 than in the same period in 2011 reflecting reduced expenses in most categories most notably FDIC insurance reflecting assessment changes..

Capital

•                  Bank leverage capital ratio decreased to 9.22% from 9.34% at December 31, 2011.

•                  Bank total capital ratio decreased to 12.88% from 12.97% at December 31, 2011.

•                  Company leverage ratio decreased to 4.68% from 4.98% at December 31, 2011.

•                  Company total capital ratio decreased to 11.79% from 12.38% at December 31, 2011.

•                  Company tangible common equity to tangible assets decreased from (0.08)% in the fourth quarter of 2011 to (0.25)% in the first quarter of 2012 and declined from 0.22% at March 31, 2011.

Asset Quality/Balance Sheet Overview

•                  Nonperforming loans declined $13.5 million (9.7%) during the first quarter of 2012 to $125.4 million as of March 31, 2012, from $138.9 million as of December 31, 2011.

•                  The provision for loan loss expense increased to $6.1 million for the first quarter ended March 31, 2012, compared to $4.0 million in the same period in 2011 and $1.4 million in the fourth quarter of 2011.

•                  Loans that were classified as performing but 30 to 89 days past due and still accruing interest decreased to $7.4 million at March 31, 2012, from $12.1 million at December 31, 2011 and $12.2 million at March 31, 2011.

•                  Securities available-for-sale increased $51.8 million during 2012 to $359.4 million from $307.6 million at December 31, 2011 with no significant impact on the current liquidity profile and under limits specified in our Investment Policy.  At $154.7 million or 43.0% of the total portfolio, U. S. Government agency mortgage backed securities are the largest component of the total portfolio.

Net Interest Income

Net interest and dividend income decreased $1.4 million, from $16.5 million for the quarter ended March 31, 2011, to $15.1 million for the quarter ended March 31, 2012.  Average earning assets decreased $175.5 million, or 9.1%, from $1.93 billion in the first quarter of 2011, to $1.75 billion in the first quarter of 2012, as management continued to emphasize asset quality and new loan originations continued to be limited.  Average loans, including loans held for sale, decreased $298.9 million from the first quarter of 2011 to the first quarter of 2012.  This decline was primarily due to the general slow demand from qualified borrowers in the Bank’s market areas, charge-off activity, maturities, and payments on performing loans.  To utilize available liquid funds, management increased securities available-for-sale in the first quarter to 18.1% of total assets up from 6.7% at March 31, 2011 and 15.8% at the end of 2011.  At the same time, we continued to reduce deposits that had previously provided asset funding by emphasizing relationship banking rather than single service customers.  As a result, average interest bearing liabilities decreased $162.9 million, or 9.8%, from March 31, 2011.  The net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, decreased from 3.50% in the first quarter of 2011 to 3.48% in the first quarter of 2012.  The average tax-equivalent yield on earning assets decreased from 4.67% in the first quarter of 2011 to 4.41%, or 26 basis points, in the first quarter of 2012.  During the first quarter of 2012, the tax equivalent yield on earning assets was enhanced by collection of previously reversed or unrecognized interest on loans that returned to performing status during the period.  The tax equivalent yield on earning assets in the first quarter of 2012 would have been 4.39% without this benefit.  At the same time, however, the cost of funds on interest bearing liabilities decreased from 1.44% to 1.17%, or 27 basis points, helping to offset the decrease in yield.  The decrease in average earning assets and the growth of lower yielding securities in the current environment of low interest rates were the main causes of decreased net interest income.

Asset Quality

The Company recorded a $6.1 million provision for loan losses in the first quarter of 2012 compared to a $4.0 million provision in the first quarter of 2011 and a $1.4 million provision for loan losses in the fourth quarter of 2011.  Provisions for loan losses provide for probable and estimable losses inherent in the loan portfolio.  While the provision increased in first quarter, nonperforming loans decreased to $125.4 million at March 31, 2012, from $193.0 million at March 31, 2011 and $138.9 million at December 31, 2011.  Charge-offs, net of recoveries, totaled $10.5 million and $7.2 million for the first quarter of 2012 and 2011, respectively.  The distribution of the Company’s gross charge-off activity for the periods indicated is detailed in the first table below and the distribution of the Company’s remaining nonperforming loans and related specific allocations at March 31, 2012, are included in the following table.

Loan Charge-offs, Gross

(in thousands)

	Three Months Ended
	March 31,
	2012	2011
Real estate-construction
Homebuilder	$807	$505
Land	20	1,431
Commercial speculative	450	—
All other	125	34
Total real estate-construction	1,402	1,970
Real estate-residential
Investor	1,180	126
Owner occupied	768	856
Revolving and junior liens	343	182
Total real estate-residential	2,291	1,164
Real estate-commercial, nonfarm
Owner general purpose	874	2,659
Owner special purpose	2,377	1,321
Non-owner general purpose	1,130	183
Non-owner special purpose	—	761
Retail properties	3,899	770
Total real estate-commercial, nonfarm	8,280	5,694
Real estate-commercial, farm	—	—
Commercial and industrial	10	145
Other	139	114
	$12,122	$9,087

The distribution of the Company’s nonperforming loans as of March 31, 2012, is included in the chart below (in thousands):

Nonperforming loans
as of March 31, 2012

	Nonaccrual Total (1)	90 Days or More Past Due (Accruing)	Restructured Loans (Accruing)	Total Non performing Loans	% Non Performing Loans	Specific Allocation
Real estate-construction	$21,389	$—	$2,683	$24,072	19.2%	$1,908
Real estate-residential:
Investor	15,529	170	156	15,855	12.6%	1,949
Owner occupied	12,608	—	5,791	18,399	14.7%	436
Revolving and junior liens	2,835	—	—	2,835	2.3%	397
Real estate-commercial, nonfarm	56,774	758	3,777	61,309	48.9%	4,418
Real estate-commercial, farm	1,029	693	—	1,722	1.4%	150
Commercial and industrial	1,157	90	—	1,247	0.9%	389
	$111,321	$1,711	$12,407	$125,439	100.0%	$9,647

(1) Nonaccrual loans included a total of $9.9 million in restructured loans.  Component balances are $2.1 million in real estate construction, $2.5 million in real estate-commercial nonfarm,  $1.3 million is in real estate - residential investor, $4.0 million is in real estate - owner occupied and $17,000 in Commercial and Industrial.

Classified loans (substandard and special mention loans based on management ratings) have decreased $138.4 million or 32.5% from a year ago and $44.9 million or 13.5% from December 31, 2011.  Classified loans are summarized in the table below:

	Classified Loans
	3/31/2011	12/31/2011	3/31/2012
Commercial and industrial	$21,100	$5,730	$17,839
Real estate - commercial	249,101	193,538	162,785
Real estate - construction	68,552	44,721	33,344
Real estate - residential	86,889	87,120	72,302
Consumer	15	13	10
All other	135	1,127	1,113
	$425,792	$332,249	$287,393

Commercial Real Estate

Commercial Real Estate Nonfarm (“CRE”) remained the largest component of nonperforming loans at $61.3 million, or 48.9% of total nonperforming loans.  The dollar volume of nonperforming CRE loans is down from $64.0 million at December 31, 2011 and $92.4 million at March 31, 2011.  These decreases resulted from loans moving to OREO during these periods, loans paying off and loans upgraded as a result of improved performance.  The class components of the CRE segment at March 31, 2012, were as follows (dollars in thousands):

Real Estate - Commercial Nonfarm

	Nonaccrual Total	90 Days or More Past Due (Accruing)	Restructured Loans (Accruing)	Total Non performing Loans	% Non performing CRE Loans	Specific Allocation
Owner occupied general purpose	$6,490	$758	$—	$7,248	11.8%	$637
Owner occupied special purpose	15,589	—	—	15,589	25.4%	151
Non-owner occupied general purpose	22,397	—	3,777	26,174	42.7%	3,515
Non-owner occupied special purpose	631	—	—	631	1.0%	115
Retail properties	11,667	—	—	11,667	19.1%	—
	$56,774	$758	$3,777	$61,309	100.0%	$4,418

Portfolio loans secured by retail property, primarily retail strip malls, continue to experience the most financial stress.  This class accounted for 8.2% of all CRE loans and 19.1% of all nonperforming CRE loans at March 31, 2012.  First quarter 2012 charge-offs in the retail segment totaled $3.9 million with most of the charge-offs coming from fully allocated credits leaving no additional specific allocation for nonperforming loans for the remaining loss exposure at March 31, 2012.  However, there can be no guarantee that actual losses in this category, and all other categories discussed in this section, will not exceed such amount.  Retail CRE properties accounted for 47.1% of the first quarter 2012 charge-offs in CRE.

Non-owner occupied, general purpose loans include credits that are collateralized by office, warehouse, and industrial properties and represented 24.2% of total CRE loans, and 42.7% of nonperforming CRE loans at the end of the first quarter of 2012.  First quarter 2012 charge-offs in this category were $1.1 million and management estimated that $3.5 million of specific allocation was sufficient coverage for the remaining loss exposure at March 31, 2012.

The owner occupied special purpose category had loans totaling $186.4 million, representing 28.9% of all CRE loans.  With $15.6 million of these loans nonperforming at March 31, 2012, these loans accounted for 25.4% of total nonperforming CRE.  Special purpose owner occupied credits include loans collateralized by property types such as gas stations, health and fitness centers, golf courses, restaurants, and medical office buildings.  Charge-offs in the first quarter of 2012 totaled $2.4 million in this loan category and management estimated that the specific allocation of $151,000 was sufficient coverage for the remaining loss exposure at March 31, 2012.

As of March 31, 2012, owner occupied general purpose loans comprised 22.0% of CRE, and 11.8% of nonperforming CRE loans.  Charge-offs totaled $874,000 in the first quarter of 2012, and management estimated that specific allocations of $637,000 were sufficient coverage for the remaining loss exposure at March 31, 2012.

Non-owner occupied special purpose loans represented 16.7% of the CRE portfolio, and 1.0% of nonperforming CRE loans at the end of the first quarter of 2012.  In the first quarter there were no charge-offs recorded, and management estimated that a specific allocation of $115,000 was sufficient coverage for the remaining loss exposure at March 31, 2012.

In addition to the specific allocations detailed above, management estimates include a higher risk commercial real estate pool loss factor for certain CRE loans.  These loans typically have a deficiency in cash flow coverage from the property securing the credit, but other supporting factors such as liquidity, guarantor capacity, sufficient global cash flow coverage or cooperation from the borrower is evident to support the credit.  These deficiencies in cash flow coverage are typically attributable to vacancy that is expected to be temporary or reduced operating income from the owner-occupant due to cyclical impacts from the recession.  The pool also includes cases where the property securing the credit has adequate cash flow coverage, but the borrower has other economic stress indicators to warrant heightened risk treatment.  Management estimated a reduction of reserves within the higher pool of $2.6 million in the first quarter of 2012 compared to December 31, 2011 and based primarily upon the amount of loans within this pool at March 31, 2012.  The combination of decreased specific loan loss allocations, pool allocation from the high risk pool, and increased general allocation resulted in a reduction of $2.1 million of estimated loss coverage in the first quarter of 2012.

Construction and Development

At March 31, 2012, nonperforming construction and development (“C & D”) loans totaled $24.1 million, or 19.2% of total nonperforming loans.  This is a decrease of $9.7 million from $33.8 million at December 31, 2011, and a decrease of $32.0 million from $56.1 million at March 31, 2011.  Of the $60.3 million of total C & D loans in the portfolio, 39.9% of all construction loans were nonperforming as of March 31, 2012, as compared to 47.3% December 31, 2011, and 53.6% at March 31, 2011.  Total C & D charge-offs for the first quarter of 2012 were $1.4 million, as compared to $ 2.0 million in the first quarter 2011.  Following all charge-off activity, management estimated that specific allocations of $1.9 million were sufficient coverage for the remaining loss exposure in this segment at March 31, 2012.  The majority of the Bank’s C & D loans are located in suburban Chicago markets, predominantly in the far western and southwestern suburbs.  The Bank’s loan exposure to credits secured by builder home inventory is down 55.8% from a year ago.

Management closely monitors the performing loans that have been rated as “special mention” or “substandard” but are still accruing interest.  While some additional adverse migration is still possible, management believes that the remaining performing C & D borrowers have demonstrated sufficient operating strength through an extended period of weak construction to avoid classification as an impaired credit at March 31, 2012.  As a result, management believes future losses in the construction segment will continue to trend downward.  In addition to reviewing the operating performance of the borrowers when reviewing allowance estimates, management also continues to update underlying collateral valuation estimates to reflect the aggregate estimated credit exposure.

Residential Real Estate

Nonperforming 1-4 family owner occupied residential mortgages to consumers totaled $18.4 million, or 14.7% of the nonperforming loan total as of March 31, 2012.  This segment totaled $20.3 million in nonperforming loans at December 31, 2011, compared to $23.1 million at March 31, 2011.  While Kendall, Kane and Will counties experienced high rates of foreclosure in both 2012 and 2011, the Bank has recently experienced relatively stable or somewhat improved nonperforming totals.  The majority of all residential mortgage loans originated today are sold on the secondary market.  Of the nonperforming loans in this category, $5.8 million, or 31.5%, are to homeowners enrolled in the Bank’s foreclosure avoidance program and are classified as restructured at March 31, 2012.  The typical concessions granted in these cases were small and temporary rate reductions and a reduced monthly payment with the expectation that these borrowers resume normal performance on their obligations when their earnings situation improves.  The usual profile of these borrowers includes a decrease in household income resulting from a change or loss of employment.  The remaining nonperforming loans in the 1-4 family residential category are in nonaccrual status and most cases are in various stages of foreclosure.  The Bank did not offer subprime mortgage products to its customers.  Management believes that deterioration in the segment relates primarily to the high rate of unemployment in our market areas offset by some reductions from loans moved to OREO or upgraded as borrowers become once again employed.  In addition, a significant portion of these nonperforming loans were supported by private mortgage insurance, and, at March 31, 2012, management estimated that a specific allocation of $436,000 was adequate loss coverage following the $768,000 of charge-offs that occurred during the quarter.  At March 31, 2012, there were no loans that were greater than 90 days past due and were still accruing interest in this portfolio segment.  Additionally, at March 31, 2012, loans 30 to 89 days past due and still accruing totaled $3.4 million (of which $2.4 million was exactly 30 days past due on March 31, 2012), which was an improvement from $4.0 million at December 31, 2011, and from $6.4 million at March 31, 2011.

Nonperforming residential investor loans at March 31, 2012 consisted of multi-family ($9.4 million) and 1-4 family properties ($6.5 million) for a total of $15.9 million, or 12.6% of the nonperforming loans total.  This was an increase from $15.3 million at December 31, 2011, and $15.2 million at March 31, 2011.

Following the first quarter charge-off of $1.2 million, management estimated that a total specific allocation of $1.9 million would provide sufficient loss reserves at March 31, 2012, for the remaining risk in this category. The multi-family and rental market segment is showing improved credit metrics as higher occupancy rates have driven stronger net operating income.

Other

The remaining nonperforming credits included $1.2 million in commercial and industrial loans, $2.8 million in consumer home equity and second mortgage loans and $1.7 million in farmland and agricultural loans. These loan categories have shown stable credit characteristics and losses have been minimal during this economic cycle. At March 31, 2012, management estimated that a total specific allocation of $389,000 on the commercial and industrial portfolio would be sufficient loss coverage for the remaining risk in those nonperforming credits, and $397,000 was sufficient loss coverage for the consumer home equity and second mortgage loan segment. These estimated amounts were following charge-offs in the first quarter of 2012 of $10,000 in commercial and industrial loans, and $343,000 in consumer home equity loans.

Other Troubled Loans

Loans that were classified as performing but 30 to 89 days past due and still accruing interest decreased to $7.4 million at March 31, 2012, from $12.1 million at December 31, 2011, and decreased from $12.2 million at March 31, 2011. At March 31, 2012, loans 30 to 89 days past due consisted of $3.4 million in 1-4 family consumer mortgages, $1.9 million in commercial real estate credits, $405,000 in residential investor credits, $229,000 in construction and development, $51,000 in commercial and industrial loans, $4,000 in consumer loans and $1.5 million in home equity loans. Troubled debt restructurings (“TDR”) in accrual status total $12.4 million, which was a slight increase from $11.8 million on a linked quarter basis and a decrease from $13.9 million from March 31, 2011. Accruing TDRs included $5.8 million in consumer mortgages in the foreclosure avoidance program discussed previously, $2.7 million in restructured residential lot inventory loans to builders, $156,000 in 1-4 family investor mortgages, and $3.8 million in non-owner occupied commercial real estate.

Nonaccrual TDR loans totaled $9.9 million as of March 31, 2012. These credits, which have not demonstrated a sustained period of financial performance, are primarily due to bankruptcy or continued deterioration in the borrowers’ financial situation. Management is pursuing liquidation strategies for many of these loans. Management estimated the quarterly specific allocation on TDRs in nonaccrual status and believed that specific allocation estimates of $571,000 at March 31, 2012, were sufficient coverage for the remaining loss exposure in this category.

The coverage ratio of the allowance for loan losses to nonperforming loans was 38.0% as of March 31, 2012, which was an increase from 37.4% as of December 31, 2011. The increase in this ratio was largely driven by a $13.5 million, or 9.7%, reduction in nonperforming loans. Management updated the estimated specific allocations in the first quarter after receiving more recent appraisal collateral valuations or information on cash flow trends related to the impaired credits. The estimated general allocations decreased by $15.2 million from March 31, 2011, as the overall loan balances subject to general factors decreased at March 31, 2012. Management determined the estimated amount to provide in the allowance for loan losses based upon a number of factors, including loan growth or contraction, the quality and composition of the loan portfolio and loan loss experience. The latter item was also weighted more heavily based upon recent loss experience. The C&D portfolio has had diminished adverse migration and the remaining credits are exhibiting more stable credit characteristics. Management estimates adequate coverage for the remaining risk of loss in the C & D portfolio.

Management regularly reviews the performance of the higher risk pool within commercial real estate loans, and adjusts the population and the related loss factors taking into account adverse market trends including collateral valuation as well as its assessments of the credits in that pool. Those assessments capture management’s estimate of the potential for adverse migration to an impaired status as well as its estimation of what the potential valuation impact from that migration would be if it were to occur. The amount of assets subject to this pool factor decreased by 36.5% in the first quarter as compared to December 31, 2011. Also, compared to December 31, 2011, management increased the loss factor assigned to this pool by 0.34% based on risk characteristics of the remaining credits. Management has also observed that many stresses in those credits were generally attributable to cyclical economic events that were showing some signs of stabilization. Those signs included a reduction in loan migration to watch status, as well as a decrease in 30 to 89 day past due loans and some stabilization in values of certain properties.

The above changes in estimates were made by management to be consistent with observable trends within loan portfolio segments and in conjunction with market conditions and credit review administration activities. Several environmental factors are evaluated on an ongoing basis and are included in the assessment of the adequacy of the allowance for loan losses. When measured as a percentage of loans outstanding, the total allowance for loan losses decreased from 4.6% of total loans as of March 31, 2011, to 3.6% of total loans at March 31, 2012. In management’s judgment, an adequate allowance for estimated losses has been established; however, there can be no assurance that actual losses will not exceed the estimated amounts in the future.

Other Real Estate Owned

Other real estate owned (“OREO”) increased $16.1 million from $85.6 million at March 31, 2011 to $101.7 million at March 31, 2012. Disposition activity and valuation write downs in the first quarter were counterbalanced by numerous additions, including large dollar additions, to OREO assets, leading to an overall increase of $8.4 million from OREO assets of $93.3 million at December 31, 2011. In the first quarter of 2012, management successfully converted collateral securing problem loans to properties ready for disposition, spent as needed on development improvements, transacted asset dispositions and recorded valuation adjustments as shown below in thousands. As a result, holdings of vacant land suitable for farming declined in the first quarter while all other holdings categories (single family residences, lots suitable for development, multi-family and commercial property) were flat or increased in the quarter. Overall, a net gain on sale of $23,000 was realized in first quarter.

	Three Months Ended
	March 31,
	2012	2011
Beginning balance	$93,290	$75,613
Property additions	15,918	19,451
Development improvements	318	2,022
Less:
Property disposals	5,346	9,123
Period valuation adjustments	2,500	2,393
Other real estate owned	$101,680	$85,570

The OREO valuation reserve increased to $24.0 million, which is 19.1% of gross OREO at March 31, 2012. The valuation reserve represented 20.4% of gross OREO at March 31, 2011. In management’s judgment, an adequate property valuation allowance has been established; however, there can be no assurance that actual valuation losses will not exceed the estimated amounts in the future.

Noninterest Income

Noninterest income increased $1.5 million, or 17.0%, to $10.5 million during the first quarter of 2012 compared to $8.9 million during the same period in 2011. Trust income decreased by $133,000, or 7.5% for the first quarter of 2012. The decrease in revenue was primarily due to a decrease in estate settlement activity and investment advisory fees from lower levels of activity in our trust businesses, partially offset by an increase in personal trust income. Service charge income from deposit accounts was essentially unchanged from first quarter 2011 in keeping with recent regulatory changes. Total mortgage banking income in the first quarter of 2012, including net gain on sales of mortgage loans, secondary market fees, and servicing income, was $3.1 million, an increase of $1.3 million, or 70.8%, from the first quarter of 2011. The increase was primarily the result of a $1.4 million increase in gains on sales of mortgage loans and a $69,000 increase in secondary market fees.

Realized gains on securities totaled $101,000 in the first quarter ended March 31, 2012 as compared to a gain of $139,000 for the same period in the prior year. Bank owned life insurance (“BOLI”) income increased $32,000, or 6.9%, in the first quarter of 2012 compared to the same period of 2011, as the underlying investment performance was stronger in 2012. Debit card interchange income increased $60,000 for the first quarter as the volume of consumer card activity remained strong in the first quarter. Lease revenue received from OREO properties, which partially offsets OREO expenses included in noninterest expense, increased $659,000 in the first quarter of 2012 compared to the same period in 2011, as the number of properties that generated rental income increased. Net gains on disposition of OREO properties decreased by $211,000, to $23,000 in the first quarter of 2012 compared to the same period in 2011. Other noninterest income decreased $273,000 for the first quarter ended March 31, 2012, compared to the same period in 2011, largely due a decrease in retail brokerage fees.

Noninterest Expense

Noninterest expense was $22.5 million during the first quarter of 2012, a decrease of $2.1 million, from $24.6 million in the first quarter of 2011. Decreases for the quarter were in occupancy expense, furniture and fixture expense, FDIC insurance, legal fees, OREO expenses, debit card interchange expense and other expenses. These were offset by increases in salaries and benefits, general bank insurance and advertising expenses. Salaries and benefits expense increased by $120,000, or 1.3%, in the first quarter of 2012 compared to same period in 2011. The increase in salaries and benefits expense resulted primarily from an increase in salary expense as we fully staff the special asset group, hire loan officers, and recognize incentive compensation. The number of full time equivalent employees decreased to 503 for the first quarter of 2012, compared to 505 at the same time last year.

Occupancy expense decreased $110,000, or 8.2%, from the first quarter of 2011 to the first quarter of 2012. Furniture and fixture expenses also decreased by $305,000 in the first quarter ended March 31, 2012, as compared to the same period in the prior year.

Federal Deposit Insurance Corporation (“FDIC”) costs decreased $739,000, or 42.5%, for the quarter ended March 31, 2012, as compared to the prior year. The new methodology for the assessment calculation became effective with the second quarter of 2011 and resulted in reduced deposit insurance charges.

General bank insurance increased $21,000 for the first quarter of 2012 when compared to the same period in 2011. First quarter of 2012 advertising expense increased by $85,000, or 36.5%, when compared to the same period in 2011. Legal fees decreased $258,000 in a quarterly comparison on pricing management, and were primarily related to loan workouts.

Even though OREO assets increased, OREO expense decreased $660,000, or 12.4%, from $5.3 million in the quarter ended March 31, 2011, to $4.7 million for the same period in 2012. The decrease for the quarter was primarily due to a decrease in OREO real estate taxes expense of $1.0 million, or 47.6%, when compared to the same period in the prior year. This decrease was partially offset by increases to valuation expense and other expenses incurred in administering OREO. Other noninterest expense decreased $235,000, or 7.3%, in the first quarter of 2012 when compared to the same period in 2011.

Assets

Total assets increased $40.1 million, or 2.1%, from December 31, 2011, to close at $1.98 billion as of March 31, 2012. Loans decreased by $46.6 million, or 3.4% to $1.32 billion as of March 31, 2012, as management continued to emphasize balance sheet stabilization and credit quality as demand from qualified borrowers remained slow. At the same time, loan charge-off activity reduced balances and collateral that previously secured loans moved to OREO. As a result, the OREO assets increased $8.4 million, or 9.0%, for the quarter ended March 31, 2012, compared to December 31, 2011. Available-for-sale securities increased by $51.8 million or 16.8% for the quarter ended March 31, 2012, reflecting a movement by management to emphasize securities investments in the absence of qualified loan demand. Management continued to increase available-for-sale securities in the first quarter utilizing liquid funds. For the quarter ended March 31, 2012, large dollar purchases were made in U.S. Government Agency Mortgage Backed securities, Collateralized Mortgage Backed securities and Asset Backed (Student Loan) securities totaling $20.8 million, $24.9 million, and $20.3 million, respectively. Purchases were made under the Bank’s established Investment Policy. At the same time, net cash equivalents increased despite general balance sheet stabilization. The largest changes by loan type included decreases in commercial real estate, real estate construction, and residential real estate loans of $28.2 million, $11.2 million and $12.6 million, or 4.0%, 15.6%, and 2.6%, respectively. Management intends to continue to reduce portfolio concentrations in all real estate categories throughout 2012.

Deposits

Total deposits increased $23.1 million, or 1.3%, during the quarter ended March 31, 2012, to close at $1.76 billion. The deposit segments that increased the most in this period were savings, NOW and money markets, which increased by $16.8 million, $11.7 million and $22.0 million, or 8.6%, 4.2% and 7.6%, respectively. At the same time, noninterest bearing demand deposits increased by $7.7 million, or 2.1%. Time deposits decreased $35.1 million or 5.7% due to management’s pricing strategy discouraging customers with a single service relationship at the Bank. Market interest rates decreased generally and the average cost of interest bearing deposits decreased from 1.20% in the quarter ended March 31, 2011, to 0.85%, or 35 basis points, in the same period of 2012. Similarly, the average total cost of interest bearing liabilities decreased 27 basis points from 1.44% in the quarter ended March 31, 2011 to 1.17% in the same period of 2012.

Borrowings

One of the Company’s most significant borrowing relationships continued to be the $45.5 million credit facility with Bank of America. That credit facility began in January 2008 and was originally composed of a $30.5 million senior debt facility and $500,000 in term debt, as well as $45.0 million of subordinated debt. The subordinated debt and the term debt portion of the senior debt facility mature on March 31, 2018. The interest rate on the senior debt facility resets quarterly, and is based on, at the Company’s option, either the lender’s prime rate or three-month LIBOR plus 90 basis points. The interest rate on the subordinated debt resets quarterly, and is equal to three-month LIBOR plus 150 basis points. The Company had no principal outstanding balance on the senior line of credit when it matured, but did have $500,000 in principal outstanding in term debt and $45.0 million in principal outstanding in subordinated debt at the end of both December 31, 2011 and March 31, 2012. The term debt is secured by all of the outstanding capital stock of the Bank. The Company has made all required interest payments on the outstanding principal amounts on a timely basis.

The credit facility agreement contains usual and customary provisions regarding acceleration of the senior debt upon the occurrence of an event of default by the Company under the agreement, as described therein. The agreement also contains certain customary representations and warranties and financial and negative covenants. At March 31, 2012, the Company continued to be out of compliance with two of the financial covenants contained within the credit agreement. The agreement provides that upon an event of default as the result of the Company’s failure to comply with a financial covenant, relating to the Senior Debt, the lender may (i) terminate all commitments to extend further credit, (ii) increase the interest rate on the revolving line of the term debt (together the “Senior Debt”) by 200 basis points, (iii) declare the Senior Debt immediately due and payable and (iv) exercise all of its rights and remedies at law, in equity and/or pursuant to any or all collateral documents, including foreclosing on the collateral. The total outstanding principal amount of the Senior Debt is the $500,000 in term debt. Because the subordinated debt is treated as Tier 2 capital for regulatory capital purposes, the Agreement does not provide the lender with any rights of acceleration or other remedies with regard to the Subordinated Debt upon an event of default caused by the Company’s failure to comply with a financial covenant. In November 2009, the lender provided notice to the Company that it was invoking the default rate, thereby increasing the rate on the term debt by 200 basis points retroactive to July 30, 2009. This action by the lender resulted in nominal additional interest expense as it only applies to the $500,000 of outstanding senior term debt.

The Company increased its securities sold under repurchase agreements $903,000, or 100.2%, from December 31, 2011. The Company’s other short-term borrowings increased to $15 million, from December 31, 2011 on a Federal Home Loan Bank of Chicago (“FHLBC”) advance. .On March 29, 2012, the FHLBC advanced $15 million to the Company at 0.1300% interest which matured on April 20, 2012 without replacement.

Capital

As of March 31, 2012, total stockholders’ equity was $70.6 million, which was a decrease of $3.4 million, or 4.6%, from $74.0 million as of December 31, 2011. This decrease was primarily attributable to the net loss from operations in the first quarter of 2012. As of March 31, 2012, the Company’s regulatory ratios of total capital to risk weighted assets, Tier 1 capital to risk weighted assets and Tier 1 leverage decreased to 11.79%, 5.90%, and 4.68%, respectively, compared to12.38%, 6.21%, and 4.98%, respectively, at December 31, 2011. The Company, on a consolidated basis, exceeded the minimum ratios to be deemed “adequately capitalized” under regulatory defined capital ratios at March 31, 2012. The same capital ratios at the Bank were 12.88%, 11.61%, and 9.22%, respectively, at March 31, 2012, compared to 12.97%, 11.70%, and 9.34%, at December 31, 2011. The Bank’s ratios exceeded the heightened capital ratios agreed to in the OCC Consent Order of May 2011.

In July 2011, the Company also entered into a written agreement (the “Written Agreement”) with the Federal Reserve Bank of Chicago (the “Reserve Bank”) designed to maintain the financial soundness of the Company. Key provisions of the Written Agreement include restrictions on the Company’s payment of dividends on its capital stock, restrictions on its taking of dividends or other payments from the Bank that reduce the Bank’s capital, restrictions on subordinated debenture and trust preferred security distributions, restrictions on incurring additional debt or repurchasing stock, capital planning provisions, requirements to submit cash flow projections to the Reserve Bank, requirements to comply with certain notice provisions pertaining to changes in directors or senior management, requirements to comply with regulatory restrictions on indemnification and severance payments, and requirements to submit certain reports to the Reserve Bank. The Written Agreement also calls for the Company to serve as a source of strength for the Bank, including ensuring that the Bank complies with the OCC Consent Order of May 2011.

In addition to the above regulatory ratios, the Company’s non-GAAP tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets decreased to (0.25)% and (0.28)%, respectively, at March 31, 2012, compared to (0.08)% and (0.05)%, respectively, at December 31, 2011.

As previously announced in the third quarter of 2010, the Company elected to defer regularly scheduled interest payments on $58.4 million of junior subordinated debentures related to the trust preferred securities issued by its two statutory trust subsidiaries, Old Second Capital Trust I and Old Second Capital Trust II (the “Trust Preferred Securities”). Because of the deferral on the subordinated debentures, the trusts will defer regularly scheduled dividends on their trust preferred securities. The total accumulated interest on the junior subordinated debentures including compounded interest from July 1, 2010 on the deferred payments totaled $8.0 million at March 31, 2012.

The Company has also suspended quarterly cash dividends on its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series B, issued to the U.S. Department of the Treasury in connection with the Company’s participation in the TARP Capital Purchase Program as well as suspending dividends on its outstanding common stock. The dividend payments have been deferred since November 15, 2010, and while in deferral these dividends are compounded quarterly. The accumulated TARP preferred stock dividends totaled $6.1 million at March 31, 2012.

Under the terms of the subordinated debentures, the Company is allowed to defer payments of interest for 20 quarterly periods on the Trust Preferred Securities without default or penalty, but such amounts will continue to accrue. Also during the deferral period, the Company generally may not pay cash dividends on or repurchase its common stock or preferred stock, including the TARP preferred stock. Under the terms of the TARP preferred stock, the Company is required to pay dividends on a quarterly basis at a rate of 5% per year for the first five years, after which the dividend rate automatically increases to 9%. Dividend payments on the TARP preferred stock may be deferred without default, but the dividend is cumulative and therefore will continue to accrue and, if the Company fails to pay dividends for an aggregate of six quarters, whether or not consecutive, the holder will have the right to appoint representatives to the Company’s board of directors. As of January 2012, the U.S. Treasury has appointed an observer to the Company’s board of directors. Although the U.S. Treasury has not yet elected any directors to serve on our board, it has indicated that it intends to appoint two directors to our board sometime during 2012.

The terms of the TARP preferred stock also prevent the Company from paying cash dividends on or repurchasing its common stock while TARP preferred stock dividends are in arrears. Pursuant to the terms of the Written Agreement discussed above, the Company must seek regulatory approval prior to resuming payments on its subordinated debentures and TARP preferred stock.

Non-GAAP Presentations: Management has traditionally disclosed certain non-GAAP ratios to evaluate and measure the Company’s performance, including a net interest margin calculation. The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period. Management believes this measure provides investors with information regarding balance sheet profitability. Management also presents an efficiency ratio that is non-GAAP. The efficiency ratio is calculated by dividing adjusted noninterest expense by the sum of net interest income on a tax equivalent basis and adjusted noninterest income. Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally. Consistent with industry practice, management also disclosed the tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets in the discussion immediately above and in the following tables. The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)

In thousands, except share data

	As of and for the
	Three Months Ended		Year to Date
	March 31,		December 31,
	2012	2011	2011
Summary Statements of Operations:
Net interest and dividend income	$15,104	$16,537	$63,950
Provision for loan losses	6,084	4,000	8,887
Noninterest income	10,464	8,941	36,008
Noninterest expense	22,452	24,598	97,569
Provision for income taxes	—	—	—
Net loss	(2,968)	(3,120)	(6,498)
Net loss available to common stockholders	(4,191)	(4,279)	(11,228)

Key Ratios (annualized):
Return on average assets	(0.61)%	(0.60)%	(0.32)%
Return to common stockholders on average assets	(0.86)%	(0.82)%	(0.56)%
Return on average equity	(15.81)%	(15.52)%	(8.15)%
Return on average common equity	(372.68)%	(150.82)%	(120.30)%
Net interest margin (non-GAAP tax equivalent)(1)	3.48%	3.50%	3.54%
Efficiency ratio (non-GAAP tax equivalent)(1)	69.28%	75.63%	73.57%
Tangible common equity to tangible assets(2)	(0.25)%	0.22%	(0.08)%
Tier 1 common equity to risk weighted assets(2)	(0.28)%	0.31%	(0.05)%
Company total capital to risk weighted assets (3)	11.79%	11.65%	12.38%
Company tier 1 capital to risk weighted assets (3)	5.90%	6.04%	6.21%
Company tier 1 capital to average assets	4.68%	4.88%	4.98%
Bank total capital to risk weighted assets (3)	12.88%	11.97%	12.97%
Bank tier 1 capital to risk weighted assets (3)	11.61%	10.68%	11.70%
Bank tier 1 capital to average assets	9.22%	8.64%	9.34%

Per Share Data:
Basic loss per share	$(0.30)	$(0.30)	$(0.79)
Diluted loss per share	$(0.30)	$(0.30)	$(0.79)
Dividends declared per share	$0.00	$0.00	$0.00
Common book value per share	$(0.04)	$0.71	$0.22
Tangible common book value per share	$(0.35)	$0.34	$(0.11)
Ending number of shares outstanding	14,084,328	14,034,991	14,034,991
Average number of shares outstanding	14,043,545	13,973,870	14,019,920
Diluted average shares outstanding	14,196,143	14,213,701	14,220,822

End of Period Balances:
Loans	$1,322,348	$1,601,761	$1,368,985
Deposits	1,763,870	1,902,349	1,740,781
Stockholders’ equity	70,611	80,186	74,002
Total earning assets	1,741,869	1,899,769	1,751,662
Total assets	1,981,548	2,115,406	1,941,418

Average Balances:
Loans	$1,349,443	$1,651,952	$1,527,311
Deposits	1,744,325	1,912,603	1,806,924
Stockholders’ equity	75,512	81,544	79,725
Total earning assets	1,752,478	1,927,944	1,817,586
Total assets	1,957,514	2,122,275	2,015,464

(1) Tabular disclosures of the tax equivalent calculation including the net interest margin and efficiency ratio for the quarters ending March 31, 2012, and 2011, respectively, are presented on page 18

(2) The information to reconcile GAAP measures and the ratios of Tier 1 capital, total capital, tangible common equity or Tier 1 common equity, as applicable, to average total assets, risk-weighted assets or tangible assets, as applicable, are presented on page 19

(3) The Company and the Bank are subject to regulatory capital requirements administered by federal banking agencies. Those agencies define the basis for these calculations including the prescribed methodology for the calculation of the amount of risk-weighted assets.

Financial Highlights, continued  (unaudited)

In thousands, except share data

	Three Months Ended		Year Ended
	March 31,		December 31,
	2012	2011	2011

Asset Quality
Charge-offs	$12,122	$9,087	$41,169
Recoveries	1,651	1,907	7,971
Net charge-offs	$10,471	$7,180	$33,198
Provision for loan losses	6,084	4,000	8,887
Allowance for loan losses to loans	3.60%	4.57%	3.80%

Nonaccrual loans(1)	$111,321	$178,757	$126,786
Restructured loans	12,407	13,909	11,839
Loans past due 90 days	1,711	342	318
Nonperforming loans	125,439	193,008	138,943
Other real estate	101,680	85,570	93,290
Receivable from swap terminations	—	722	—
Nonperforming assets	$227,119	$279,300	$232,233

(1) Includes $9.9 million and $28.4 million in nonaccrual restructured loans at March 31, 2012, and 2011, respectively.

Major Classifications of Loans
Commercial and industrial	$103,203	$139,344	$98,099
Real estate - commercial	676,297	794,251	704,492
Real estate - construction	60,285	104,630	71,436
Real estate - residential	464,596	531,311	477,200
Installment	3,544	4,753	3,789
Overdraft	234	372	457
Lease financing receivables	1,944	2,397	2,087
Other	12,211	25,250	11,498
	1,322,314	1,602,308	1,369,058
Unearned origination fees, net	34	(547)	(73)
	$1,322,348	$1,601,761	$1,368,985

Major Classifications of Deposits
Noninterest bearing	$369,619	$371,940	$361,963
Savings	213,702	193,141	196,870
NOW accounts	287,650	266,103	275,957
Money market accounts	310,520	303,295	288,508
Certificates of deposits of less than $250,000	544,699	716,894	577,212
Certificates of deposits of $250,000 or more	37,680	50,976	40,271
	$1,763,870	$1,902,349	$1,740,781

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)	(audited)
	March 31,	December 31,
	2012	2011
Assets
Cash and due from banks	$35,455	$2,692
Interest bearing deposits with financial institutions	41,162	48,257
Cash and cash equivalents	76,617	50,949
Securities available-for-sale	359,371	307,564
Federal Home Loan Bank and Federal Reserve Bank stock	12,583	14,050
Loans held-for-sale	6,405	12,806
Loans	1,322,348	1,368,985
Less: allowance for loan losses	47,610	51,997
Net loans	1,274,738	1,316,988
Premises and equipment, net	49,830	50,477
Other real estate owned, net	101,680	93,290
Mortgage servicing rights, net	3,806	3,487
Core deposit and other intangible asset, net	4,483	4,678
Bank-owned life insurance (BOLI)	53,090	52,595
Other assets	38,945	34,534
Total assets	$1,981,548	$1,941,418

Liabilities
Deposits:
Noninterest bearing demand	$369,619	$361,963
Interest bearing:
Savings, NOW, and money market	811,872	761,335
Time	582,379	617,483
Total deposits	1,763,870	1,740,781
Securities sold under repurchase agreements	1,804	901
Other short-term borrowings	15,000	—
Junior subordinated debentures	58,378	58,378
Subordinated debt	45,000	45,000
Notes payable and other borrowings	500	500
Other liabilities	26,385	21,856
Total liabilities	1,910,937	1,867,416

Stockholders’ Equity
Preferred stock	71,108	70,863
Common stock	18,729	18,628
Additional paid-in capital	65,985	65,999
Retained earnings	12,916	17,107
Accumulated other comprehensive loss	(3,171)	(3,702)
Treasury stock	(94,956)	(94,893)
Total stockholders’ equity	70,611	74,002
Total liabilities and stockholders’ equity	$1,981,548	$1,941,418

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share data)

	(unaudited)
	Three Months Ended
	March 31,
	2012	2011
Interest and Dividend Income
Loans, including fees	$17,666	$21,216
Loans held-for-sale	84	51
Securities, taxable	1,498	878
Securities, tax exempt	103	142
Dividends from Federal Reserve Bank and Federal Home Loan Bank stock	74	69
Interest bearing deposits with financial institutions	25	70
Total interest and dividend income	19,450	22,426
Interest Expense
Savings, NOW, and money market deposits	300	576
Time deposits	2,605	3,993
Other short-term borrowings	3	—
Junior subordinated debentures	1,197	1,113
Subordinated debt	237	203
Notes payable and other borrowings	4	4
Total interest expense	4,346	5,889
Net interest and dividend income	15,104	16,537
Provision for loan losses	6,084	4,000
Net interest and dividend income after provision for loan losses	9,020	12,537
Noninterest Income
Trust income	1,651	1,784
Service charges on deposits	1,831	1,817
Secondary mortgage fees	296	227
Mortgage servicing gain, net of changes in fair value	187	370
Net gain on sales of mortgage loans	2,647	1,236
Securities gains, net	101	139
Increase in cash surrender value of bank-owned life insurance	495	463
Debit card interchange income	760	700
Lease revenue from other real estate owned	1,179	520
Net gain on sales of other real estate owned	23	234
Litigation related income	116	—
Other income	1,178	1,451
Total noninterest income	10,464	8,941
Noninterest Expense
Salaries and employee benefits	9,049	8,929
Occupancy expense, net	1,235	1,345
Furniture and equipment expense	1,155	1,460
FDIC insurance	1,000	1,739
General bank insurance	846	825
Amortization of core deposit and other intangible asset	195	229
Advertising expense	318	233
Debit card interchange expense	342	373
Legal fees	685	943
Other real estate expense	4,654	5,314
Other expense	2,973	3,208
Total noninterest expense	22,452	24,598
Loss before income taxes	(2,968)	(3,120)
Provision for income taxes	—	—
Net loss	$(2,968)	$(3,120)
Preferred stock dividends and accretion	1,223	1,159
Net loss available to common stockholders	$(4,191)	$(4,279)

Basic loss per share	$(0.30)	$(0.30)
Diluted loss per share	(0.30)	(0.30)
Dividends declared per share	—	—

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Three Months ended March 31, 2012, and 2011

(Dollar amounts in thousands - unaudited)

	2012			2011
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$44,018	$25	0.22%	$113,100	$70	0.25%
Federal funds sold	—	—	—	1,465	—	—
Securities:
Taxable	326,886	1,498	1.83	128,174	878	2.74
Non-taxable (tax equivalent)	10,579	159	6.01	14,976	219	5.85
Total securities	337,465	1,657	1.96	143,150	1,097	3.07
Dividends from FRB and FHLB stock	13,325	74	2.22	13,698	69	2.01
Loans and loans held-for-sale (1)	1,357,670	17,774	5.18	1,656,531	21,280	5.14
Total interest earning assets	1,752,478	19,530	4.41	1,927,944	22,516	4.67
Cash and due from banks	16,409	—	—	34,882	—	—
Allowance for loan losses	(51,362)	—	—	(78,812)	—	—
Other noninterest bearing assets	239,989	—	—	238,261	—	—
Total assets	$1,957,514			$2,122,275

Liabilities and Stockholders’ Equity
NOW accounts	$277,077	$72	0.10%	$272,092	$139	0.21%
Money market accounts	300,762	166	0.22	303,604	319	0.43
Savings accounts	205,165	62	0.12	184,861	118	0.26
Time deposits	593,561	2,605	1.77	785,937	3,993	2.06
Interest bearing deposits	1,376,565	2,905	0.85	1,546,494	4,569	1.20
Securities sold under repurchase agreements	1,675	—	—	1,754	—	—
Other short-term borrowings	10,165	3	0.12	3,036	—	—
Junior subordinated debentures	58,378	1,197	8.20	58,378	1,113	7.63
Subordinated debt	45,000	237	2.08	45,000	203	1.80
Notes payable and other borrowings	500	4	3.16	500	4	3.20
Total interest bearing liabilities	1,492,283	4,346	1.17	1,655,162	5,889	1.44
Noninterest bearing deposits	367,760	—	—	366,109	—	—
Other liabilities	21,959	—	—	19,460	—	—
Stockholders’ equity	75,512	—	—	81,544	—	—
Total liabilities and stockholders’ equity	$1,957,514			$2,122,275
Net interest income (tax equivalent)		$15,184			$16,627
Net interest income (tax equivalent) to total earning assets			3.48%			3.50%
Interest bearing liabilities to earning assets	85.15%			85.85%

(1)

Interest income from loans is shown on a tax equivalent basis as discussed in the table on page 18 and includes fees of $417,000 and $525,000 for the first quarter of 2012 and 2011, respectively. Nonaccrual loans are included in the above stated average balances.

Note: Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.  (Dollar amounts in thousands- unaudited)

	Three Months Ended		Year to Date
	March 31,		December 31,
	2012	2011	2011
Net Interest Margin
Interest income (GAAP)	$19,450	$22,426	$85,423
Taxable equivalent adjustment:
Loans	24	13	87
Securities	56	77	262
Interest income (TE)	19,530	22,516	85,772
Interest expense (GAAP)	4,346	5,889	21,473
Net interest income (TE)	$15,184	$16,627	$64,299
Net interest income (GAAP)	$15,104	$16,537	$63,950
Average interest earning assets	$1,752,478	$1,927,944	$1,817,586
Net interest margin (GAAP)	3.46%	3.48%	3.52%
Net interest margin (TE)	3.48%	3.50%	3.54%

Efficiency Ratio
Noninterest expense	$22,452	$24,598	$97,569
Less amortization of core deposit and other intangible asset	195	229	847
Less other real estate expense	4,654	5,314	24,356
Adjusted noninterest expense	17,603	19,055	72,366
Net interest income (GAAP)	15,104	16,537	63,950
Taxable-equivalent adjustment:
Loans	24	13	87
Securities	56	77	262
Net interest income (TE)	15,184	16,627	64,299
Noninterest income	10,464	8,941	36,008
Less litigation related income	116	—	—
Less securities gain , net	101	139	631
Less gain on sale of OREO	23	234	1,311
Adjusted noninterest income, plus net interest income (TE)	25,408	25,195	98,365
Efficiency ratio	69.28%	75.63%	73.57%

	(unaudited)		(unaudited)
	As of March 31,		December 31,
	2012	2011	2011
	(dollars in thousands)
Tier 1 capital
Total stockholders’ equity	$70,611	$80,186	$74,002
Tier 1 adjustments:
Trust preferred securities	24,594	27,743	25,901
Cumulative other comprehensive loss	3,171	3,042	3,702
Disallowed intangible assets	(4,483)	(5,296)	(4,678)
Disallowed deferred tax assets	(2,220)	(2,129)	(2,592)
Other	(381)	(433)	(349)
Tier 1 capital	$91,292	$103,113	$95,986

Total capital
Tier 1 capital	$91,292	$103,113	$95,986
Tier 2 additions:
Allowable portion of allowance for loan losses	19,705	21,992	19,736
Additional trust preferred securities disallowed for tier 1 captial	32,031	28,883	30,724
Subordinated debt	45,000	45,000	45,000
Tier 2 additions subtotal	96,736	95,875	95,460
Allowable Tier 2	91,292	95,875	95,460
Other Tier 2 capital components	(7)	(7)	(7)
Total capital	$182,577	$198,981	$191,439

Tangible common equity
Total stockholders’ equity	$70,611	$80,186	$74,002
Less: Preferred equity	71,108	70,151	70,863
Intangible assets	4,483	5,296	4,678
Tangible common equity	$(4,980)	$4,739	$(1,539)

Tier 1 common equity
Tangible common equity	$(4,980)	$4,739	$(1,539)
Tier 1 adjustments:
Cumulative other comprehensive loss	3,171	3,042	3,702
Other	(2,601)	(2,562)	(2,941)
Tier 1 common equity	$(4,410)	$5,219	$(778)

Tangible assets
Total assets	$1,981,548	$2,115,406	$1,941,418
Less:
Intangible assets	4,483	5,296	4,678
Tangible assets	$1,977,065	$2,110,110	$1,936,740

Total risk-weighted assets
On balance sheet	$1,514,322	$1,659,385	$1,511,815
Off balance sheet	34,138	48,806	34,824
Total risk-weighted assets	$1,548,460	$1,708,191	$1,546,639

Average assets
Total average assets for leverage	$1,950,430	$2,114,417	$1,925,953